EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES ACQUIRES A PORTFOLIO OF
THREE PROPERTIES IN A SALE/LEASEBACK TRANSACTION

Great Neck, New York – August 2, 2010 - One Liberty Properties, Inc. (NYSE:OLP) announced that on July 30, 2010, its wholly-owned subsidiary acquired  three Wendy’s Old Fashioned Hamburger fast food restaurant locations in Pennsylvania in a sale/leaseback transaction.  The purchase price for this portfolio is $3.84 million and the lease is for an initial 20 year term with a nine year renewal option.  The seller is a franchisee and operator of more than 100 Wendy’s restaurants.

Patrick J. Callan, Jr., President and CEO of One Liberty, indicated that “we believe this acquisition is of well-located properties that are operating strongly and are accretive to One Liberty.”

One Liberty is a New York-based REIT that specializes in the acquisition and ownership of a diverse portfolio of real estate properties under long term net leases.  One Liberty's leases generally provide for contractual rent increases with all operating expenses and most or all other property related expenses paid by the tenant.  For more information on One Liberty, please visit our website at www.onelibertyproperties.com.

Materials included in this filing may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words should be considered uncertain and forward-looking.

Contact:  David W. Kalish - 516.466.3100